Exhibit 8.2

ATTORNEYS AT LAW 1000 Louisiana Street, Suite 2000 Houston, TX 77002-2099 713.276.5500 TEL 713.276.5555 FAX www.foley.com CLIENT/MATTER NUMBER 116651-0104

March 19, 2021

MyMD Pharmaceuticals, Inc.

324 S. Hyde Park Ave

Tampa, FL 33606

Re:	Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to MyMD Pharmaceuticals, Inc., a Florida corporation (“Company”), in connection with the Agreement and Plan of Merger dated as of November 11, 2020, as amended pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated March 16, 2021 (as amended from time to time, the “Merger Agreement”), by and among Company, Akers Biosciences, Inc., a New Jersey corporation (“Parent”), and XYZ Merger Sub Inc., a Florida corporation (the “Merger Sub”) and wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Parent and the separate corporate existence of Merger Sub will cease and Company will continue as the surviving corporation (the “Merger”). A registration statement on Form S-4 (with all amendments through the date hereof, the “Registration Statement”), which includes the joint proxy statement/prospectus related to the Merger, was filed by Company with the Securities and Exchange Commission on January 15, 2021, in connection with the Merger.

In our capacity as counsel to Company in the Merger and, with the consent of each of the Company, Parent, and Merger Sub, for purposes of rendering this opinion, we have relied upon the accuracy and completeness of the factual statements and representations that are contained in the Merger Agreement, the Registration Statement, including the joint proxy statement/prospectus, representation letters provided to us by representatives of Company, Parent, and Merger Sub, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate, true, and complete as of the date hereof and will be accurate and complete as of the effective time of the Merger, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate, true and correct as if made without such qualification, (iii) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, including the joint proxy statement/prospectus, without the waiver or modification of any material condition, (iv) as to matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement, and (v) the Merger will be effective under applicable state law. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

March 19, 2021

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion is expressed as of the date hereof and is based on provisions of the Code, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. No opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Any change in applicable laws or facts or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

Our opinion is limited to the conclusions as expressly set forth above and we express no other opinion regarding the tax consequences of the Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Foley & Lardner LLP
Foley & Lardner LLP